Exhibit 99.1

February 23, 2022

Jupiter Wellness Board Of Directors,

By this letter, I formally resign as a director or member of the Board of Directors of Jupiter Wellness, Inc. My resignations are effective immediately.

Very truly yours,

Byron Young